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                                   Exhibit 23

                      [Letterhead of Grant Thornton LLP]


                                July 31, 1995


Mr. L. Ronald Trepp
Chief Financial Officer
CIMCO, Inc.
265 Briggs Avenue
Costa Mesa, CA 92626

Dear Mr. Trepp:

                 In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of CIMCO's inability to timely file its annual report on Form 10-K for the year ended April 30, 1995, the factors described in such Form 12b-25 make impractical the submission of our opinion as of a date which will permit timely filing of your 1995 annual report to the Commission.

                 You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

                                            Very truly yours,


                                            GRANT THORNTON LLP